Exhibit 99.1

DermTech Reports Third Quarter 2021 Financial Results

LA JOLLA, Calif. – November 9, 2021 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported unaudited financial results for the quarter ended September 30, 2021.

Third Quarter 2021 Highlights

•

Billable sample volume of approximately 11,720 for the third quarter of 2021, a 75% increase compared to approximately 6,700 recorded for the third quarter of 2020 and flat sequentially compared to the second quarter of 2021.

•	Assay revenue of $3.0 million for the third quarter of 2021, a 140% increase compared to the third quarter of 2020 and a 2% sequential increase over the second quarter of 2021.
•	Total revenue of $3.0 million for the third quarter of 2021, a 122% increase compared to the third quarter of 2020 and a 3% sequential decrease compared to the second quarter of 2021.
•

Published results of the TRUST study which supports that evaluation of genomic atypia with DermTech’s Pigmented Lesion Assay increases both the real-world negative predictive value (NPV) and positive predictive value (PPV) of the melanoma diagnostic pathway and reduces biopsy burden, relative to the current visual assessment and histopathology pathway.

•

Announced expansion plans to support continued growth in San Diego, with the lease of a 95,997 square-foot building that will become DermTech’s new corporate headquarters and the site of the DermTech Gene Lab. The building will undergo a significant transformation that will include conversion of office space to life science laboratory space.  The first portion of the building opened to office staff during the third quarter, and additional portions of the building is slated to open throughout 2022.

•	Appointment of Monica Tellado, Senior Vice President, Finance at Gilead Sciences and Nathalie Gerschtein Keraudy, President of the Consumer Products Division of L’Oreal, to its board of directors.
•	Cash, cash equivalents, restricted cash and short-term marketable securities were $252.5 million at the end of the quarter.

“I’m proud of how we continued to execute against our growth drivers in the third quarter, despite a challenging macro-environment. We have built out our sales force, successfully completed a pilot with one primary care network and expanded a pilot with another, and we are progressing our pipeline products, Carcinome and Luminate,” said John Dobak, M.D., chief executive officer of DermTech. “With these building blocks in place, we feel well-positioned to continue moving forward with our initiatives and drive revenues as business environments improve.”

Third Quarter 2021 Financial Results

Assay revenue increased $1.7 million, or 140%, to $3.0 million for the three months ended September 30, 2021, compared to $1.2 million for the same period of 2020. Assay revenues grew $5.4 million, or 201%, to $8.1 million for the nine months ended September 30, 2021 compared to $2.7 million for the same period of 2020. The increase in assay revenue was primarily due to higher billable sample volume and improved average selling price (“ASP”) resulting from better cash collections. Billable sample volume increased 75% to approximately 11,720 for the three months ended September 30, 2021, compared to approximately 6,700 for the same period of 2020. Billable samples increased 109% to approximately 32,840 for the nine months ended September 30, 2021, compared to approximately 15,700 for the same period of 2020. Contract revenue decreased $0.1 million, or 41%, to $0.1 million for the three months ended September 30, 2021, compared to $0.1 million for the same period of 2020. Contract revenue decreased $0.5 million, or 43%, to $0.6 million for the nine months ended September 30, 2021, compared to $1.1 million for the same period in 2020. Total revenue increased $1.7 million, or 122%, to $3.0 million for the three months ended September 30, 2021, compared to $1.4 million for the same period of 2020. Total revenue increased $4.9 million, or 130%, to $8.7 million for the nine months ended September 30, 2021, compared to $3.8 million for the same period of 2020.

Gross margin for the three months ended September 30, 2021 was 4%, compared to negative 18% for the same period of 2020. Gross margin for the nine months ended September 30, 2021 was 13%, compared to negative 13% for the same period of 2020. The improvement in gross margin was largely driven by increased assay revenue in the current period. Assay gross margin for the three months ended September 30, 2021 was 3%, compared to negative 29% for the same period of 2020. Assay gross margin for the nine months ended September 30, 2021 was 7%, compared to negative 56% for the same period of 2020. The increase in assay gross margin was due to higher billable sample volume, improved ASP, and better utilization of current capacity to reduce the per test cost.

Sales and marketing expenses for the three months ended September 30, 2021 were $9.8 million, an increase of 114%, compared to $4.6 million for the same period of 2020. Sales and marketing expenses for the nine months ended September 30, 2021 were $24.2 million, an increase of 121%, compared to $11.0 million for the same period of 2020. The increase was primarily attributable higher compensation costs related to the expansion of our sales force, marketing, and payor access teams as well as additional marketing investments to increase awareness of the DermTech Melanoma Test.

Research and development expenses for the three months ended September 30, 2021 were $4.4 million, an increase of 175%, compared to $1.6 million for the same period of 2020. Research and development expenses for the nine months ended September 30, 2021 were $10.3 million, an increase of 204%, compared to $3.4 million for the same period of 2020. The increase was due to higher compensation costs of expanding the research and development team, including the addition of a new Chief Scientific Officer and Chief Medical Officer, increased clinical trial costs, increased consulting, software and travel expenses and increased spend on laboratory supplies to support new product development.

General and administrative expenses for the three months ended September 30, 2021 were $6.2 million, an increase of 111%, compared to $2.9 million for the same period of 2020. General and administrative expenses for the nine months ended September 30, 2021 were $17.7 million, an increase of 61%, compared to $11.0 million for the same period of 2020. The increase was primarily due to higher payroll-related costs and stock-based compensation as we continue to add additional infrastructure such as human resources, billing, information technology and legal resources.

Net loss for the three months ended September 30, 2021 was $20.1 million, or $0.68 per share, which included $3.7 million of non-cash stock-based compensation, partially offset by $0.2 million gain related to non-cash change in fair value of warrant liability, compared to a net loss of $9.3 million, or $0.49 per share, for the same period of 2020, which included $1.4 million of non-cash stock-based compensation, partially offset by $0.1 million gain related to non-cash change in fair value of warrant liability. Net loss for the nine months ended September 30, 2021 was $52.3 million, or $1.83 per share, which included $9.4 million of non-cash stock-based compensation and $1.4 million loss related to non-cash change in fair value of warrant liability, compared to a net loss of $25.8 million, or $1.61 per share, for the same period of 2020, which included $3.5 million of non-cash stock-based compensation, partially offset by $31,000 gain related to non-cash change in fair value of warrant liability.

Cash, cash equivalents, restricted cash and short-term marketable securities totaled $252.5 million as of September 30, 2021.

Full Year 2021 Guidance

Due to unforeseen impacts from the Delta variant and hurricane Ida, Management revised its estimated full year 2021 assay revenue to be between $10.5 million and $12.0 million, which still represents a 148% to 183% growth over full year 2020 assay revenue. This compares to previous full year 2021 assay revenue guidance of $11.5 million and $13.5 million.

Conference Call and Webcast Information

DermTech will host a conference call and webcast to discuss the third quarter financial results on Tuesday, November 9, 2021 at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time. The conference call can be accessed live over the phone by dialing (844) 467-7114 for U.S. callers or (409) 231-2086 for international callers, using conference ID: 5572888. The live webcast can be accessed at investors.dermtech.com.

About DermTech:

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by our non-invasive skin genomics platform. DermTech’s mission is to transform dermatology with our non-invasive skin genomics platform, to democratize access to high quality dermatology care, and to improve the lives of millions. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech markets and develops products that facilitate the early detection of skin cancers, and is developing products that assess inflammatory diseases and customize drug treatments. For additional information on DermTech, please visit DermTech’s investor relations site at: www.DermTech.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to: the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity therefor, DermTech’s negotiations with private payors, and DermTech’s ability to expand its product offerings. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in (x) the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and (y) other documents filed or to be filed by DermTech with the SEC. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact information

Press and Media:

Sarah Dion

sdion@dermtech.com

(858) 450-4222

Investors:

Westwicke Partners

Caroline Corner, PhD

caroline.corner@westwicke.com

(415) 202-5678

DERMTECH, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$204,061	$24,248
Short-term marketable securities	45,384	39,529
Accounts receivable	2,819	1,480
Inventory	424	104
Prepaid expenses and other current assets	1,569	1,521
Total current assets	254,257	66,882
Property and equipment, net	4,295	2,731
Operating lease right-of-use assets	8,162	—
Restricted cash	3,024	—
Other assets	167	167
Total assets	$269,905	$69,780
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,504	$1,573
Accrued compensation	3,464	2,075
Accrued liabilities	1,950	763
Short-term deferred revenue	1,357	905
Current portion of operating lease liabilities	1,379	—
Current portion of finance lease obligations	145	109
Total current liabilities	10,799	5,425
Operating lease liabilities, long-term	6,561	—
Warrant liability	408	1,650
Long-term deferred revenue	—	639
Long-term finance lease obligations, less current portion	216	226
Total liabilities	17,984	7,940
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 29,717,198 and 20,740,413 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	3	2
Additional paid-in capital	432,237	189,868
Accumulated other comprehensive loss	(8)	(1)
Accumulated deficit	(180,311)	(128,029)
Total stockholders’ equity	251,921	61,840
Total liabilities and stockholders’ equity	$269,905	$69,780

DERMTECH, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Assay revenue	$2,954	$1,233	$8,054	$2,678
Contract revenue	76	129	619	1,086
Total revenues	3,030	1,362	8,673	3,764
Cost of revenues:
Cost of assay revenue	2,875	1,587	7,450	4,165
Cost of contract revenue	23	21	74	91
Total cost of revenues	2,898	1,608	7,524	4,256
Gross profit/(loss)	132	(246)	1,149	(492)
Operating expenses:
Sales and marketing	9,826	4,594	24,245	10,973
Research and development	4,426	1,618	10,271	3,380
General and administrative	6,199	2,939	17,672	10,980
Total operating expenses	20,451	9,151	52,188	25,333
Loss from operations	(20,319)	(9,397)	(51,039)	(25,825)
Other income/(expense):
Interest income, net	38	9	107	19
Change in fair value of warrant liability	169	107	(1,350)	31
Total other income/(expense)	207	116	(1,243)	50
Net loss	$(20,112)	$(9,281)	$(52,282)	$(25,775)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	29,639,802	18,928,418	28,599,375	16,069,989
Net loss per share of common stock outstanding, basic and diluted	$(0.68)	$(0.49)	$(1.83)	$(1.61)